Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, as amended, of our report dated February 25, 2021, with respect to our audit of the balance sheet of REALYINVEST NNN, LLC (the “Fund”) as of December 31, 2020, and the related statements of operations and member’s equity, and of cash flows for the period from Inception (March 17, 2020) through December 31, 2020, and the related notes to the financial statements. Our report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

Newport Beach, California September 24, 2021